HALE AND DORR
                            Counsellors At Law

               60 State Street, Boston, Massachusetts 02109
                       617-526-6000 Fax 617-526-5000




November 28, 1995



The Benchmark Funds
Goldman, Sachs & Co.
4900 Sears Tower
Chicago, Il 60606

Re:  Post-Effective Amendment No. 30 to Registration Statement on
     Form N-1A (File No. 2-80543 and 811-3605) (the "Registration
     Statement")

Ladies and Gentlemen:

     The Benchmark Funds (the "Trust") is a Massachusetts business trust created under a written Agreement and Declaration of Trust dated July 15, 1982, and executed and delivered on such date in Boston, Massachusetts, as amended on November 22, 1982, April 21, 1983, May 19, 1983, December 19, 1983, August 28, 1985,
September 26, 1990, October 1, 1990, April 27, 1992, October 26, 1992, April 27, 1993, July 20, 1993 and November 20, 1995 (as so
amended, the "Trust Agreement"). The beneficial interests thereunder are represented by transferable units of beneficial interest, $.001 par value.

     The Trustees have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions therein provided. Under Article IV, Section 4.1 of the Trust Agreement, the beneficial interest in the Trust is represented by an unlimited number of units of one class without par value. Under Article IV, Section 4.1, the Trustees are authorized from time to time to divide the class of units into any number of series or subseries of units as they deem necessary or desirable. As of the date of this opinion, the Trustees have divided the units of the Trust into four subseries, designated as "Subseries A", "Subseries B", "Subseries C" and "Subseries D". Pursuant to
Article IV, Section 4.1 of the Trust Agreement, the Trustees are empowered in their discretion to issue units of any series for such consideration and on such terms as the Trustees may determine (or for no consideration if pursuant to a unit dividend or split-up), all without action or approval of the unitholders.

     Pursuant to Article IV, Section 4.2 of the Trust Agreement, the Trustees established sixteen series of units designated

"Diversified Assets Units", "Government Units", "Government
 Select Units", "Tax-Exempt Units", "U.S. Treasury Units", "Short-Intermediate Bond Units", "Bond Units", "U.S. Government Securities Units", "Short Duration Units", "Equity Index Units", "Small Company Index Units", "Diversified Growth Units", "Focused Growth Units", "Balanced Units", "International Growth Units" and "International Bond Units".

     We understand that you are about to register under the Securities Act of 1933, as amended, 18,369,932 units of beneficial interest by Post-Effective No. 30 to the Trust's
Registration Statement.

     We have examined the Declaration of Trust, the By-Laws, the written actions of the Board of Trustees and the minutes of the meeting of the Board of Trustees relating to the authorization and issuance of units of beneficial interest of the Trust. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

     For the purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the nonassessability of the units of the Trust, is qualified to the extent that under Massachusetts law, unitholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration disclaims unitholder liability for acts and obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate of undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration provides for indemnification out of Trust property for all loss and expense of any unitholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issue of the units of beneficial interest of the Trust comprising the units covered by Post-Effective Amendment No. 30 to the Registration Statement has been duly taken, and that all such units may legally and validly be issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration thereof in accordance with terms described in the Trust's Declaration and the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sales of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment
No. 30 to the Registration Statement.


                         Very truly yours,



                         Hale and Dorr